UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 14, 2015
Date of report (Date of earliest event reported)

Condor Hospitality Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
1800 West Pasewalk Avenue, Suite 200
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

Supertel Hospitality, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Agreement.

On July 14, 2015, Supertel Limited Partnership (“SLP”), a limited partnership 99% owned by Condor Hospitality Trust, Inc. (the “Company”), entered into three hotel purchase agreements to purchase three hotels, one each from PHG College Park, LLC, a Georgia limited liability company (the “Atlanta Agreement”), PHG Jax Flagler, LLC, a Georgia limited liability company (the “Jacksonville Agreement”), and PHG San Antonio, LLC, a Georgia limited liability company (the “San Antonio Agreement”).    The aggregate purchase price for the hotels is $42.5 million and will be paid with a combination of cash, SLP limited partnership units, and in the case of the San Antonio hotel, the assumption of certain debt.  The aggregate dollar value of SLP limited partnership units that will be issued to the seller in each purchase agreement will be determined at the closing and each will be between $150,000 to $250,000.

SLP will conduct due diligence of the hotels, including inspections, environmental surveys and engineering studies, and, SLP may terminate any of the agreements, in its sole discretion, on or prior to August 28, 2015 and the initial escrow deposit will be returned to SLP.

The Atlanta Agreement and Jacksonville Agreement are subject to SLP securing financing satisfactory to SLP by September 12, 2015.  With respect to the San Antonio Agreement, SLP will, subject to lender consent, assume approximately $11.2 million of mortgage debt on the hotel and such debt will be deducted from the purchase price of the hotel.  The assumed debt matures on May 1, 2018, and carries a fixed interest rate of the greater of (i) .1522% or (ii) the one-month LIBOR, plus 6.25%.

SLP has made a first deposit of the purchase price totaling $212,500 with an escrow agent ($87,500 for the San Antonio hotel, $70,000 for the Jacksonville hotel, and $55,000 for the Atlanta hotel).  SLP will make a second deposit of an additional $212,500 ($87,500 for the San Antonio hotel, $70,000 for the Jacksonville hotel, and $55,000 for the Atlanta hotel) with the escrow agent at the conclusion of SLP’s due diligence.  In the event SLP is not successful in obtaining satisfactory financing for the purchase of the hotels subject to either the Atlanta Agreement or Jacksonville Agreement, the first and second deposits with respect to that hotel will be returned to SLP and the agreement will terminate.  With respect to the San Antonio Agreement, if the current mortgage lender of the hotel does not consent to SLP’s assumption of the loan, or SLP does not obtain third party financing by December 31, 2015, SLP may terminate the agreement and the first and second deposits with respect to that hotel will be returned to SLP.

The hotels are located in: Atlanta, Georgia (142 rooms, Hotel Indigo); Jacksonville, Florida (120 rooms, Courtyard by Marriott); and San Antonio, Texas (116 rooms, SpringHill Suites by Marriott). In addition to the due diligence inspections and the financing condition, the closing of the transactions are subject to customary closing conditions including accuracy of representations and warranties and compliance with covenants and obligations under the purchase agreements.

The descriptions of the Atlanta Agreement, Jacksonville Agreement, and San Antonio Agreement are qualified in their entirety by the form of such agreements filed with this report as Exhibit 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

Item 1.01 is incorporated herein by reference.

In connection with the purchase of the three hotels, as partial consideration for the purchase price of the hotels, SLP will issue, to each of the sellers, limited partnership units with an aggregate dollar value of between $150,000 to $250,000, an exact amount that will be determined no later than three business days prior to the closing of the transactions.  The actual amount of SLP limited partnership units that will be issued to each seller is equal to the aggregate dollar amount of such units multiplied by 3.45.

The SLP limited partnership units will be issued to the sellers of the hotels in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof, as such issuance of securities will not be made in a public offering.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 14, 2015, the Company filed Articles of Amendment (the “Charter Amendment”) to its Amended and Restated Articles of Incorporation with the Maryland State Department of Assessments and Taxation.  The Charter Amendment changes the name of the Company to Condor Hospitality Trust, Inc., effective as of July 15, 2015.  A copy of the Company's Amended and Restated Articles of Incorporation, reflecting the name change, is attached hereto as Exhibit 3.1 and the Charter Amendment is attached as Exhibit 3.2 hereto, and both are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

3.1	Amended and Restated Articles of Incorporation of the Company, as amended.
3.2	Articles of Amendment of the Company, effective as of July 15, 2015.
10.1	Purchase and Sale Agreement dated as of July 14, 2015 between SLP and PHG College Park, LLC.
10.2	Purchase and Sale Agreement dated as of July 14, 2015 between SLP and PHG Jax Flagler, LLC.
10.3	Purchase and Sale Agreement dated as of July 14, 2015 between SLP and PHG San Antonio, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Condor Hospitality Trust, Inc.

Date: July 17, 2015	By: /s/ J. William Blackham
Name: J. William Blackham
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Articles of Incorporation of the Company, as amended.
3.2	Articles of Amendment of the Company, effective as of July 15, 2015.
10.1	Purchase and Sale Agreement dated as of July 14, 2015 between SLP and PHG College Park, LLC.
10.2	Purchase and Sale Agreement dated as of July 14, 2015 between SLP and PHG Jax Flagler, LLC.
10.3	Purchase and Sale Agreement dated as of July 14, 2015 between SLP and PHG San Antonio, LLC.